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                                                                   EXHIBIT 10.24




                           BEVERLY ENTERPRISES, INC.

                     SUPPLEMENTAL LONG-TERM DISABILITY PLAN

                           Effective January 1, 1997

                                 *  *  *  *  *

         SECTION 1. PURPOSE. The purpose of the Plan is for the Company to augment the disability benefits of certain select executives of the Company thereby providing incentive, in terms of economic security, which is comparable with that offered by other employers who are or may in the future be competing for their services.

         SECTION 2.  DEFINITIONS.

                 (a) "Monthly Compensation" means the annual base salary rate paid to the Participant on the date of Disability, divided by twelve.

                 (b) "Committee" means the Compensation Committee of the Company's Board of Directors.

                 (c) "Company" means Beverly Enterprises, Inc.

                 (d) "Disability" means total and permanent mental or physical disability as determined by the Committee in its sole discretion in accordance with standards and procedures similar to those under the Company's broad-based regular long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability shall mean the inability of a Participant, as determined by the Committee in it sole discretion, substantially to perform such Participant's regular duties



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and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of three
(3) consecutive months.

                 (e) "Participant" means any eligible key executive that the Committee, in its sole discretion, selects to participate in the Plan in accordance with Section 3 of the Plan.

                 (f) "Plan Year" means the calendar year.

                 (g) "Special Disability Benefit" means the amount to which a Participant may be entitled to under the Plan as determined pursuant to Section 5 of the Plan.

         SECTION 3. ELIGIBILITY AND PARTICIPATION. Individuals eligible to participate in the Plan shall consist of key executives of the Company who have the opportunity to make a clear and definitive impact on the Company's performance. Each Plan Year the Company's chief executive officer shall nominate, and recommend to the Committee for participation in the Plan, those executives who such officer believes can so contribute to the overall success of the Company. The Committee shall, in its sole discretion, select for participation one or more of the executives so nominated and recommended by the chief executive officer, and/or may select other key executives of the Company for participation, including, without limitation, the chief executive officer. The Committee may terminate the participation of any Participant for any reason at any time without advance notice prior to the Disability of such Participant.

         SECTION 4.  ADMINISTRATION.

                 (a) The Plan shall be administered by the Committee. The Committee shall have complete fiduciary discretion and authority to construe and interpret the Plan; promulgate, amend and rescind rules and regulations relating to the implementation, administration and maintenance of the Plan; decide on all questions of eligibility and benefits (including underlying factual determinations); and adjudicate all claims and appeals. The Committee





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may designate persons other than members of the Committee to carry out the day-to-day ministerial administration of the Plan under such conditions and limitations as it may prescribe; provided, however, that the Committee shall not delegate its authority with regard to the selection for participation in the Plan. The Committee's determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, implementation or maintenance of the Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participants.

                 (b) The Company will indemnify and hold harmless the Committee and each member thereof against any cost or expense (including without limitation attorney's fees) or liability (including without limitation any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act, except in the case of willful gross misconduct or gross negligence.

         SECTION 5.  SPECIAL DISABILITY BENEFIT.

                 (a) If a Participant becomes eligible for benefits under the Company sponsored long-term disability plan, the Participant shall be entitled to a monthly Special Disability Benefit. Such Special Disability Benefit shall be equal to (a) 60% of the Participant's Monthly Compensation, minus (b) the monthly base salary covered under the Company sponsored long-term-disability plan (currently, twenty thousand dollars ($20,000)). Any amounts considered to be Periodic Benefits (as defined under the Company sponsored long-term-disability plan) will also be considered as Offset Amounts (as defined under the Company sponsored long-term-disability plan) in calculating the Special Disability Benefit. In the event of the death of a Participant, no survivor or other benefit shall be payable under the Plan to the Participant's spouse, designated beneficiary or estate.





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EXAMPLE OF SPECIAL DISABILITY BENEFIT CALCULATION (ASSUMING NO OFFSET AMOUNTS):

MONTHLY SALARY                                               $37,500

TOTAL LTD BENEFIT AT 60%                                     $22,500

LESS: MAXIMUM BENEFIT FROM GROUP LTD PLAN                   ($20,000)

EQUALS MONTHLY SPECIAL DISABILITY BENEFIT:                   $ 2,500
                                                             -------

                 (b) If (i) a Participant's employment with the Company is terminated due to Disability, (ii) subsequently thereafter the Participant is no longer incapacitated by such Disability, and (iii) the Participant is reemployed by the Company, the Participant, although no longer receiving the Special Disability Benefit, shall recommence participation in the Plan (unless the Committee in its sole discretion determines otherwise) and, as such, shall be entitled to receive a Special Disability Benefit if such Participant is thereafter again terminated due to Disability, but only if either (a) the Participant was actively employed as a full-time employee for 90 or more continuous days following his re-employment, or (b) the new Disability is wholly unrelated to the prior Disability.

         SECTION 6. PAYMENT OF BENEFITS. The Participant's Special Disability Benefit determined under Section 5 hereof shall be payable monthly commencing on the first day of the second month next succeeding the month in which occurs the Participant becomes eligible for benefits under the Company sponsored long-term disability plan. Such payment of the Special Disability Benefit shall continue until the earliest to occur of the date on which the Participant
(i) no longer is incapacitated by such Disability, (ii) is gainfully employed for income or profit, including self-employment or active ownership of a trade or business, or (iii) no longer eligible for benefits under the Company sponsored long-term disability plan. In no event shall a Special Disability Benefit be payable for more than 60 months. A Participant shall from time to time provide, upon request from the Committee, satisfactory evidence of the continuation of such Disability as determined pursuant to Section 2 (d) of the Plan, including submission to a medical exam by a





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physician chosen by the Committee.  A Participant shall also provide to the
Committee, upon request, a copy of his income tax returns.

         SECTION 7. RESTRICTIONS ON ALIENATION. No right or benefit of a Participant under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge. Any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, levy or charge the same shall be void; nor shall any amount be in any manner be subject to any claims for the debts, contracts, liabilities, engagements or torts of the Participant entitled to such benefit.

         SECTION 8. EMPLOYEE RIGHTS. The right of a Participant to receive any benefits hereunder shall be an unsecured claim against the general assets of the Company. No Company assets shall in any way be subject to any prior claim by any Participant. The Company shall have no duty whatsoever to set aside any amounts to satisfy its obligations, if any, under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any employee at any time for any reason. A Participant shall have no right, title, or interest whatsoever in or to any specific assets of the Company, nor any investments, if any, which the Company may make to aid it in meeting its obligations hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant or any other person.

         SECTION 9. AMENDMENT. The Plan may be amended, modified or terminated at any time, for any reason, without notice, by the Committee except that no such amendment, modification or termination shall (without the consent of any such Participant) have a material adverse effect on the amount or duration of any benefit payable to any Participant who is receiving benefits under the Plan on the effective date of any such amendment, modification or termination.





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         SECTION 10.  WITHHOLDING.  There shall be deducted from all payments under the Plan the amount of any taxes required to be withheld by any Federal, state or local government. Each Participant receiving benefits shall bear any and all Federal, foreign, state, local, income, or other taxes imposed on amounts paid under the Plan.

         SECTION 11. PARTICIPANTS BOUND BY TERMS OF THE PLAN. By participating in the Plan, all Participants shall be deemed conclusively to have accepted and consented to all terms of the Plan and all actions or decisions made by the Company with regard to the Plan. Such terms and consent shall also apply to and be binding upon the personal or legal representatives of each Participant participating in the Plan.

         SECTION 12. SEVERABILITY OF PROVISIONS. In the event any provision of the Plan would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain the particular provision that would make it invalid. The Plan shall be binding upon and inure to the benefit of (a) the Company and its respective successors and assigns, and (b) each Participant, his or estate or other legal representative. Nothing in the Plan shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation, or engaging in any other corporate transaction.

         SECTION 13. GOVERNING LAW. The Plan shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the State of Delaware. The Plan shall not be interpreted as either an employment or trust agreement.

         SECTION 14.  OTHER COMPANY BENEFIT AND COMPENSATION PROGRAMS.
Benefits received by a Participant under the Plan shall not be deemed a part of a Participant's compensation for purposes of the determination of benefits under any other employee benefit plans or arrangements, if any, provided by the Company or any affiliate of the Company. The existence of the Plan notwithstanding, the Company may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain and motivate employees. The Committee is





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authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Committee may make payments of amounts due or to become due to any Participants under the Plan.

         SECTION 15. EFFECTIVE DATE OF THE PLAN. The Plan shall be effective as of January 1, 1997 upon its adoption by the Company.


                 IN WITNESS WHEREOF, the Plan is hereby adopted by the Company on this 12th day of December, 1996.


                                        Beverly Enterprises, Inc.


                                        By:
                                          ---------------------------

                                        Title:
                                             ------------------------




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